UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2005

CROSSROADS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30362	74-2846643
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8300 North MoPac Expressway, Austin, Texas	78759
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (512) 349-0300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 22, 2005 Crossroads Systems, Inc. entered into an Amended and Restated Loan and Security Agreement with NexQL Corporation which amended our existing relationship with NexQL. Pursuant to this agreement:

•	We converted $1,501,321 in principal and interest owed to us by NexQL into 3,002,643 shares of NexQL common stock equal to approximately 27% of the total outstanding capital stock of NexQL as of the March 22, 2005. Following such issuance, we hold 5,002,643 shares of NexQL common stock, equal to approximately 45% of the total outstanding capital stock of NexQL.

•	We agreed to lend NexQL up to an additional $2 million, subject to customary conditions. NexQL may request advances under the amended and restated loan agreement from time until March 15, 2006. Advances may be in the form of cash or services provided to NexQL by us.

•	NexQL will issue us a convertible promissory note for all amounts borrowed under this loan facility that will accrue interest at a rate of 6% per annum and will be secured by a lien on the assets of NexQL, including its intellectual property. All amounts outstanding under this agreement will mature and become due on March 15, 2006, provided that we have agreed to forbear collection until March 15, 2007 if NexQL is actively seeking third party financing and is not otherwise in default under the terms of the loan agreement. In addition, the loan will mature upon the acquisition or insolvency of NexQL, in which case the interest rate of the loan also will increase to 12%.

•	The outstanding amounts under the loan agreement automatically will be converted into shares of NexQL capital stock in the event NexQL issues its equity securities in a financing transaction which results in proceeds to NexQL in excess of $5 million prior to March 15, 2006 (a “Qualified Financing”). The shares of stock into which these notes would be converted would be the same security issued to investors in the Qualified Financing, at the weighted average price per share paid in such financing. In the event NexQL consummates a financing that is not a Qualified Financing (an “Other Financing”), we have the right but not the obligation to convert all amounts owed under the loan agreement into shares of the securities sold by NexQL in such financing, at the weighted average price per share paid in such financing.

•	As additional consideration for our agreement to provide debt financing, NexQL also issued us a warrant to purchase up to the number of shares of stock issued by NexQL in a Qualified Financing or Other Financing equal to $500,000 divided by the weighted average price per share paid in such financing. The exercise price for the Warrant will be the weighted average price per share paid in such financing. The Warrant will expire if not exercised prior to March 22, 2015 or upon the acquisition of NexQL.

•	We agreed to terminate our option agreement with NexQL pursuant to which we had the right, but not the obligation, to purchase NexQL at a pre-determined price upon the completion of certain revenue milestones by NexQL. In exchange, NexQL has agreed to grant us a right of first refusal to acquire NexQL or its assets on substantially the same terms set forth in a bona fide third party offer. In the event of such proposed acquisition of NexQL or its assets, we will have an exclusive period of 30 days in which, at our discretion, either to match such third party proposal or to provide a counter-offer or alternative proposal to NexQL, and to exclusively negotiate with NexQL. This right will expire upon the acquisition of NexQL by another party (after compliance with our right of first refusal) or an initial public offering by NexQL.

•	We also agreed to modify certain of our other shareholder agreements with NexQL.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	Amended and Restated Loan and Security Agreement by and between Registrant and NexQL Corporation dated March 22, 2005

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Dated: March 28, 2005	By:	/s/ Rob Sims
Rob Sims President and Chief Executive Officer